Exhibit 99.1

RISK FACTORS

Unless otherwise noted or the context otherwise requires, references to the “Company,” “USAR,” “USA Rare Earth” “we,” “us,” or “our” refer to USA Rare Earth, Inc. and its subsidiaries and references to the “SVRE Merger” refer to merger of SVRE Holdings Ltd. (“SVRE”) with and into Middlebury Merger Sub Ltd. (“Merger Sub”), an indirect, wholly owned subsidiary of USAR, with Merger Sub continuing as the surviving company and an indirect, wholly owned subsidiary of USAR, pursuant to the Agreement and Plan of Merger, dated as of April 19, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among USAR, Merger Sub, SVRE and Serra Verde Rare Earths Ltd., as Shareholder Representative. The following discussion sets forth what management currently believes could be the most significant risks and uncertainties that could impact our business, results of operations, and financial condition. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in USAR’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026. If any of the following events occur, our business, results of operations, and financial condition may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations. References to past events are provided by way of example only and they or the lack of reference to any past event or example are not intended to be a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future.

Risks relating to the SVRE Merger

If the public markets assign lower values to the SVRE business than the values used in negotiating the terms of the SVRE Merger, the trading price of Common Stock may decline.

The stock of SVRE is not publicly traded, so there is no current market-based valuation for SVRE’s business. In negotiating the SVRE Merger, we used what we believe to be a reasonable valuation for SVRE and considered the advice of our financial advisor in the SVRE Merger. The public markets may not value the SVRE business in the same manner as we have valued it for purposes of negotiating the terms of the SVRE Merger. If either USAR’s future financial performance is materially better than projected (and SVRE does not also perform materially better), or if SVRE’s future financial performance is materially lower than projected (and USAR’s performance is not similarly lower), the market may conclude that the value assigned to SVRE in the SVRE Merger was too high. In any of these events, the trading price of the shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”), may decline.

The SVRE Merger may not be completed on its anticipated timeline or at all, which could adversely affect USAR’s business operations and stock price.

To complete the SVRE Merger, USAR stockholders must approve the issuance of Common Stock as contemplated by the Merger Agreement. In addition, the Merger Agreement contains additional closing conditions. These conditions may not be satisfied or waived.

If we are unable to complete the SVRE Merger, USAR would be subject to a number of risks, including the following:

●	USAR would not realize the benefits of the SVRE Merger; and

●	the trading price of Common Stock may decline to the extent that the current market price reflects a market assumption that the SVRE Merger will be completed.

The occurrence of either of these events individually or in combination could have a material adverse effect on the results of operations, financial position and cash flows of USAR or the trading price of our Common Stock.

While the SVRE Merger is pending, USAR and SVRE are subject to business uncertainties and contractual restrictions that could disrupt their respective businesses or give rise to the termination of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties, including, among others, covenants by each of USAR and SVRE to conduct their respective businesses in the ordinary course between the execution of the Merger Agreement and the consummation of the SVRE Merger and not to engage in certain kinds of transactions during such period without the other party’s consent (including with respect to dividends, capital expenditures above specified thresholds, the incurrence of indebtedness, the issuance of equity securities (subject to specified carve-outs), and acquisitions and dispositions of assets). These restrictions may prevent us from pursuing otherwise attractive business opportunities in accordance with our business strategy or making other changes to our business prior to the closing or termination of the Merger Agreement. These restrictions could be in place for an extended period of time if the consummation of the merger is delayed and could adversely affect USAR’s or SVRE’s financial condition and results of operations.

USAR may fail to realize the anticipated benefits of the SVRE Merger and its other proposed and prior acquisitions, including expected synergies, financial performance and integration of operations, on the anticipated timeline or at all.

USAR believes that there are significant benefits and synergies that may be realized through combining its existing business with SVRE’s business, as well as through the proposed transaction with Carester SAS (“Carester”) (the “Carester Transaction”) and the proposed acquisition of Texas Mineral Resources Corp. (“TMRC”) (the “TMRC Transaction”). However, the effort to realize these benefits and synergies is a complex process and may disrupt the operations of USAR, SVRE or the businesses involved in the Carester Transaction or the TMRC Transaction if not implemented in a timely and efficient manner.

The full benefits of the SVRE Merger, including the anticipated synergies, financial performance, growth opportunities and supply-chain benefits, may not be achieved within the time frame USAR anticipates or at all. The synergies achieved could be less than currently anticipated, and integration may result in additional or unforeseen expenses. Integration efforts also may divert management’s attention and resources, and we could also experience disruptions due to the combination of different management teams. In addition, the integration of SVRE’s operations is expected to be complex, and USAR is required to devote significant attention and resources to successfully align the respective business practices and operations of USAR and SVRE. This process and other integration challenges may disrupt USAR’s business and limit the anticipated benefits of the SVRE Merger.

Failure to achieve the anticipated benefits of the SVRE Merger, the Carester Transaction or the TMRC Transaction, or to identify all of the risks associated with these transactions, could adversely affect the combined company’s results of operations or cash flows, decrease or delay any accretive effect of the SVRE Merger, and negatively impact the price of our Common Stock and the combined company’s long-term value.

Following the consummation of the SVRE Merger, the combined company will be subject to political, economic, regulatory, tax, currency and other risks associated with SVRE’s operations in Brazil and Switzerland that could adversely affect the combined company’s business, results of operations and financial condition.

SVRE conducts its mining and processing operations in Brazil through its Brazilian subsidiary. SVRE’s Swiss subsidiary, SV Management Switzerland AG, co-ordinates the sale of product to third-parties. As a result, following the closing the combined company will be subject to a range of risks inherent in operating internationally, including: the application of additional and changing legal, regulatory and taxation regimes (including in respect of mining, environmental, health and safety, labor, anti-corruption, sanctions, trade and customs matters); the requirement to obtain and maintain governmental permits and authorizations to operate the Pela Ema mine and processing plant; price controls, exchange controls and limitations on the repatriation of earnings; political, social and economic instability and disruptions in Brazil and other applicable regions (including in connection with Brazilian elections and changes in administration or legislative priorities); fluctuations in foreign currency exchange and interest rates (including with respect to the Brazilian real and the Swiss franc); difficulties in staffing and managing multinational operations across multiple time zones, languages and legal systems; and limitations on the ability to enforce legal rights and remedies in foreign jurisdictions. If the combined company is unable to successfully manage these and other risks associated with the integration and management of SVRE’s operations, such risks could have a material adverse effect on the combined company’s business, results of operations or financial condition.

In addition, the SVRE Merger and the combined company’s Brazilian operations may be subject to heightened scrutiny from political parties, governmental authorities, non-governmental organizations, community groups and other interested parties, including through litigation, legislative or regulatory initiatives or other actions concerning foreign ownership or operation of Brazilian strategic mineral assets. For example, on April 25, 2026, a Brazilian political party filed a petition with the Brazilian Supreme Court (Supremo Tribunal Federal) raising constitutional concerns relating to the protection of the national interest in strategic mineral resources in connection with the SVRE Merger; a separate complaint has been submitted to the Brazilian Attorney General (Procurador-Geral da República) by members of another Brazilian political party requesting an investigation into governmental conduct relating to U.S.–Brazil cooperation on critical minerals and rare earths; and a member of the Brazilian Congress has filed a complaint with the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica, or CADE) and the Brazilian Ministry of Mines and Energy requesting that CADE review the SVRE Merger, including under its statutory authority to call in transactions that do not meet mandatory notification thresholds, and raising concerns relating to vertical integration, exclusivity arrangements and supply chain effects. Although USAR does not believe that these matters or similar actions, if commenced, would prevent the consummation of the SVRE Merger, any such actions or initiatives could result in increased regulatory or governmental scrutiny of the combined company’s Brazilian operations, additional or more burdensome compliance requirements, increased legal and management expense, reputational harm and other operational challenges, any of which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The combined company’s success following the SVRE Merger will depend, in part, on its ability to retain and motivate key employees.

The success of the combined company following the SVRE Merger will depend, in part, on the retention of key employees of USAR and SVRE, including SVRE’s senior leadership team. As a condition to the closing, USAR is required to appoint Sir Mick Davis and Thras Moraitis to the Board of Directors of USAR (the “Board”), and certain SVRE key employees have entered into employment letter agreements that will become effective at the closing. It is possible that one or more of these or other key employees might decide not to remain with the combined company following the closing, and the loss of any such key employees could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects. In addition, no assurance can be given that USAR, after completion of the SVRE Merger, will be able to attract management personnel and other key employees to the same extent that USAR and SVRE have previously been able to attract their own employees.

The issuance of shares of Common Stock in the SVRE Merger and other contemplated issuances will dilute the voting power of existing USAR stockholders and their percentage interest in any future earnings of USAR.

In connection with the SVRE Merger, USAR will issue 126,849,307 shares of Common Stock to the former SVRE securityholders as aggregate stock merger consideration.

As a result, the issuance of shares of Common Stock in the SVRE Merger will significantly reduce the relative voting power of existing USAR stockholders and dilute their percentage interest in any future earnings, dividends or other distributions of USAR. The actual extent of any such dilution will depend on a number of factors, including the number of shares of Common Stock outstanding at the effective time of the SVRE Merger, the future operating results of USAR and the combined company, and the timing and amount of any future issuances of Common Stock or other equity securities by USAR.

The impact of dilution to USAR’s shareholders will also be impacted by other transactions that are currently pending or contemplated, or that may be entered into in the future, including (1) USAR’s agreement to issue 3,823,328 shares of Common Stock as merger consideration in connection with the TMRC Transaction, (2) USAR’s agreement to issue $277 million of Common Stock and warrants to acquire approximately 17.5 million shares of Common Stock as part of the Expected U.S. Government Transaction (as defined below) contemplated by the non-binding letters of intent with the U.S. Department of Commerce, (3) our commitment to issue approximately $13.5 million of Common Stock (or pay cash) to Carester in connection with the Carester Transaction, and (4) our obligation to issue an additional 5.05 million shares of Common Stock as earnout shares if our stock price stays over $20 for 20 out of 30 trading days.

USAR will incur significant transaction, compliance and other merger-related fees and costs.

USAR has incurred and expects to continue to incur significant transaction fees and other non-recurring costs associated with negotiating and completing the SVRE Merger. In addition, USAR expects to incur costs associated with combining the operations of its business with those of SVRE. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. In addition, it is expected that USAR’s costs related to legal and regulatory compliance may increase substantially, at least in the near term, because SVRE has not previously been required to comply with the reporting, internal control, public disclosure and similar legal and regulatory compliance obligations and requirements applicable to publicly traded companies. Although USAR expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term or at all.

The public resale by former SVRE securityholders of Common Stock received in the SVRE Merger could have a negative effect on the trading price of Common Stock following completion of the SVRE Merger.

In the SVRE Merger, we will issue 126,849,307 shares of Common Stock to the SVRE securityholders, including Serra Verde Rare Earths Ltd., VB (Rare Earths) Limited and EMG Fund V SVRE Holdings, LLC, who we expect will be the three largest holders of our Common Stock following the SVRE Merger. None of these shares will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) at closing and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares will be subject to contractual restrictions under the terms of the Registration Rights Agreement expected to be entered into at closing of the SVRE Merger by and among USAR and the SVRE securityholders that are entitled to receive shares of Common Stock as consideration for the SVRE Merger (the “Registration Rights Agreement”) and under the terms of the Lockup Agreements (as defined below).

The former SVRE securityholders have certain rights to require USAR to register their shares for public resale under the terms of the Registration Rights Agreement and we have agreed to file a resale registration statement on Form S-3 immediately following the closing of the SVRE Merger to register the resale of such shares of USAR held by the former SVRE security holders. Once registered, the shares of USAR held by the former SVRE security holders will be freely tradable and will not be subject to any restrictions or require further registration under the Securities Act, subject to compliance with the contractual restrictions contained in the Lockup Agreements. In addition, if we propose to register any of our shares in a registered public offering, the former SVRE securityholders have a right to include their shares in such offering through a valid piggyback registration of shares, subject to the right of the underwriters of an offering to limit the number of shares included in such registration.

The former SVRE securityholders entitled to receive shares of Common Stock as merger consideration will enter into a Lockup Agreement with USAR (each, a “Lockup Agreement”). Each Lockup Agreement will become effective at the closing of the SVRE Merger and will impose transfer restrictions on the shares of Common Stock held by the former SVRE securityholder immediately following the closing (excluding shares acquired in the public market) in three equal tranches.

If all or a substantial portion of these shares of our Common Stock issued in the SVRE Merger are resold into the public markets or there is a perception that such sales may occur, the market for and the trading price of our Common Stock may be adversely affected. Any such sales of our Common Stock issued in the SVRE Merger may also make it more difficult for us to raise capital by selling equity or equity-related securities at a time and price that we otherwise would deem appropriate.

USAR may not enter into definitive agreements for the proposed U.S. government financing on the anticipated terms, on the anticipated timeline, or at all, and, if executed, USAR may be unable to satisfy the milestones and other conditions required to access such financing.

USAR’s business plans and capital requirements depend, in part, on its ability to obtain U.S. government financing on acceptable terms and on the anticipated timeline. The negotiation, execution and effectiveness of any such financing are subject to a number of conditions precedent and final government approvals outside USAR’s control, and changes in U.S. governmental policy or budgetary priorities, changes in administration, congressional action or shifts in the strategic priorities of the relevant U.S. government counterparties could result in material changes to the proposed terms or in the abandonment of the proposed financing altogether. For example, USAR has entered into non-binding letters of intent with the DOC (as defined below) contemplating a long-term financing package (“the Parent Loan Agreement”), which had not been entered into as of May 13, 2026, and there can be no assurance that the Parent Loan Agreement will be entered into on the anticipated terms, on the anticipated timeline, or at all. If the Parent Loan Agreement (or any other U.S. government financing) is entered into, USAR’s ability to draw down funds is expected to be subject to ongoing conditions, including the achievement of construction, operational, financial and other milestones over an extended period of time, compliance with affirmative and negative covenants and the absence of defaults. The failure to satisfy any such milestones or conditions could delay or prevent USAR from accessing all or a portion of the financing on the anticipated terms or at all, and could require USAR to seek replacement financing on less favorable terms. If USAR is unable to access the contemplated financing in a timely manner or in the amounts currently expected, USAR may need to delay, scale back or abandon the development of strategic initiatives, which could have a material adverse effect on USAR’s and the combined company’s business, financial condition, results of operations and prospects, and on the trading price of Common Stock.

The combined company will assume substantial indebtedness under SVRE’s Retained Finance Agreement with the DFC, which contains restrictive covenants and other requirements that could adversely affect the combined company’s financial flexibility, operations and ability to consummate the SVRE Merger.

In connection with the SVRE Merger, Merger Sub, as the surviving company in the SVRE Merger, will continue to be obligated under the Finance Agreement entered into on January 21, 2026 by and between SVRE and the U.S. International Development Finance Corporation (“DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”), which provides SVRE with long-term debt financing in an aggregate principal amount of up to $565.0 million to support its rare earth mining and processing operations, consisting of (i) a first tranche in a principal amount of up to $465.0 million (the “Initial Loan”) and (ii) a second tranche in a principal amount of up to $100.0 million (the “Incremental Loan” and, together with the Initial Loan, the “DFC Loan”). The full disbursement of the Incremental Loan is required to occur prior to, and is a condition to, the closing of the SVRE Merger, and the SVRE Merger is also conditioned on the receipt of certain consents, amendments or waivers from the DFC, including the release of the SVRE securityholders from an equitable share mortgage granted in favor of the DFC over certain SVRE shares. If SVRE is unable to cause the Incremental Loan to be fully disbursed prior to 5:00 p.m. Eastern Time on December 31, 2026, or if any of the required DFC consents, amendments or waivers is not obtained, is delayed or is conditioned on terms that USAR or SVRE is unwilling or unable to accept, the SVRE Merger may not be completed on its anticipated timeline or at all, which could have a material adverse effect on USAR’s business, financial condition, results of operations and the trading price of Common Stock.

As a condition to providing the consents required in connection with the SVRE Merger, the DFC may require Merger Sub to execute and deliver a joinder, assumption or confirmation agreement pursuant to which Merger Sub assumes or confirms SVRE’s obligations under the Retained Finance Agreement and to maintain or re-create the related security interests and liens. In addition, pursuant to the DFC Side Letter to be entered into by SVRE and DFC as a condition to the disbursement of the Incremental Loan, the DFC has the right to nominate an observer and a director to the board of directors of Merger Sub, the appointment of which, if so designated, is a condition to USAR’s obligation to complete the SVRE Merger. The Retained Finance Agreement also contains financial maintenance covenants and customary affirmative and negative covenants, including restrictions on SVRE’s ability to pay dividends and make other restricted payments as detailed below, incur additional indebtedness, grant liens, dispose of assets and take certain other actions, that could limit the operational and financial flexibility of the combined company following the closing, restrict its ability to pursue alternative financing or strategic initiatives on favorable terms and require the combined company to dedicate a portion of its cash flow to the service and repayment of the indebtedness owed to the DFC, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Importantly, the Retained Finance Agreement will restrict Merger Sub’s ability to distribute cash to USAR or any of its affiliates following the closing of the SVRE Merger. Merger Sub will be generally prohibited from paying any dividend or other distribution on its equity interests, repaying any debt owed to a shareholder or affiliate (other than another obligor under the Retained Finance Agreement), or paying any management, development or operating fees to any affiliate (each, a “Restricted Payment”), unless certain conditions (the “Restricted Payment Conditions”) are satisfied at the time of the proposed Restricted Payment. These conditions include, among others, that the debottlenecking and optimization project at SVRE’s mine has been completed, that at least one full principal installment on the DFC Loan has been paid from cash revenues received under an offtake agreement, that no default or event of default exists under the Retained Finance Agreement, that specified historic and prospective debt service coverage ratios (each not less than 1.3 to 1.0) are satisfied for the four most recently ended fiscal quarters, that each reserve account is funded to its required level (including a debt service reserve and an operation and maintenance reserve), that a specified minimum cash balance is maintained outside the reserve and restricted payments accounts, and that no offtake counterparty is in material default. In addition, even when permitted, each Restricted Payment generally requires SVRE to simultaneously prepay the DFC Loan in an amount equal to 50% of the amount being distributed (or, in the case of the Incremental Loan, 25% of the amount being distributed), in each case subject to a maximum aggregate cap of $465,000,000 (reduced dollar-for-dollar by prior voluntary prepayments). As a result, USAR and its other affiliates should not expect to receive any cash dividends, distributions, intercompany loan repayments, management fees or other upstream cash payments from Merger Sub for an extended period following the closing, and may never receive such payments if the foregoing conditions are not satisfied. This lack of access to Merger Sub’s cash flows could materially limit the combined company’s liquidity, ability to service indebtedness incurred at the parent level, pay dividends to its stockholders, fund operations or pursue strategic initiatives.

The combined company’s failure to comply with the covenants and other obligations under the Retained Finance Agreement, or the occurrence of any other event of default thereunder, could result in the acceleration of the indebtedness owed to the DFC and the enforcement of the related security interests, and could trigger cross-default, change of control or similar provisions under SVRE’s other material contracts. If the combined company is required to repay the indebtedness owed to the DFC prior to its scheduled maturity, it may be required to refinance such indebtedness on less favorable terms, raise additional capital on dilutive or otherwise unfavorable terms, or delay, scale back or abandon strategic initiatives, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects, and on the trading price of Common Stock.

USAR will have continuing contractual obligations related to the SVRE Merger, which will impact its business and corporate governance.

The Board Appointment Agreement to be entered into by and between USAR and VB (Rare Earths) Limited, Registration Rights Agreement, employment letter agreements with key employees of SVRE and other transaction documents include obligations that will be in effect after the completion of the SVRE Merger, including board matters, registration rights, and employment obligations to certain SVRE key employees. These continuing obligations could limit the Board’s flexibility with respect to board composition and corporate governance matters, require USAR to devote management time and resources to compliance with its registration and other contractual commitments, and result in significant additional shares of Common Stock becoming available for public resale, which could adversely affect the market price of Common Stock.

In addition to the SVRE Merger and the other transactions described herein, USAR may pursue and consummate additional acquisitions or other strategic transactions at any time, which may be announced before, concurrently with or after the special meeting of stockholders of USAR related to the SVRE Merger and which could be material to USAR and the combined company.

As part of its ongoing business strategy, USAR regularly evaluates potential acquisition opportunities and other strategic transactions in the ordinary course of business, and from time to time engages in discussions and negotiations with potential acquisition targets, partners and others and may enter into letters of intent, term sheets or other preliminary agreements with respect to potential acquisitions or other strategic transactions. In addition to the SVRE Merger, USAR has entered into non-binding letters of intent with the U.S. Department of Commerce in respect of the Parent Loan Agreement and has entered into definitive agreements in respect of the Carester Transaction and the TMRC Transaction. USAR may, at any time before, concurrently with or following the special meeting of stockholders of USAR related to the SVRE Merger (the “Special Meeting”) and the closing of the SVRE Merger, enter into additional letters of intent or definitive agreements with respect to additional acquisitions or strategic transactions, subject to restrictions in the Merger Agreement on USAR’s pre-closing conduct. There can be no assurance that any such transaction will be consummated on the terms contemplated, or at all. Any such additional transaction may be material to USAR and the combined company and could result in additional dilution to USAR stockholders, the incurrence of additional indebtedness, the assumption of unknown or contingent liabilities, integration challenges, diversion of management’s attention and additional transaction costs. The pendency, announcement or consummation of any such additional transaction, or the failure to consummate any such transaction, could have a material adverse effect on USAR’s and the combined company’s business, financial condition, results of operations and prospects, and on the trading price of Common Stock. USAR stockholders voting on the share issuance proposal at the Special Meeting will not have the opportunity to evaluate, and are not being asked to approve, the specific terms of any such additional transactions, which may not be known at the time of the Special Meeting.

The SVRE Merger is subject to the receipt of consents and approvals or waivers from government entities that may not be received, may take longer than expected or may impose burdensome conditions.

Before the SVRE Merger may be completed, approvals or waivers must be obtained from US SIIE, LLC, a special purpose vehicle capitalized by the U.S. government and private capital sources, in connection with the offtake agreement dated April 20, 2026 by and between SV Management Switzerland AG, a subsidiary of SVRE, and US SIIE, LLC (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE and related call option agreement to be entered into by and among SVRE, certain SVRE securityholders and US SIIE, LLC on or before the closing date (as amended from time to time, the “Call Option Agreement”), the DFC in connection with the Retained Finance Agreement and the U.S. Department of Commerce in connection with the Parent Loan Agreement. Government entities could impose conditions on their approvals or waivers needed in connection with approval of the SVRE Merger or require changes to the terms of the SVRE Merger. Such conditions or changes could have the effect of delaying or preventing completion of the SVRE Merger or imposing additional costs on or limiting the revenues of the combined company following the SVRE Merger, any of which might have an adverse effect on the combined company following the SVRE Merger.

The unaudited pro forma financial information and unaudited forecasted financial information included in the Proxy Statement is for illustrative purposes only and the actual financial condition and results of operations of USAR after the SVRE Merger may differ materially.

The unaudited pro forma condensed combined financial information included in Exhibit 99.4 and unaudited forecasted financial information included in the preliminary proxy statement related to the SVRE Merger filed with the SEC on May 13, 2026 (the “Proxy Statement”) is presented for illustrative purposes only and is not necessarily indicative of what USAR’s actual financial condition or results of operations would have been had the SVRE Merger been completed on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined company.

The unaudited pro forma condensed combined financial information reflects adjustments that are based upon preliminary estimates, including to record the identifiable SVRE assets acquired and liabilities assumed at fair value and to record the resulting goodwill. The fair value estimates reflected in Exhibit 99.4 are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of SVRE as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in Exhibit 99.4, and these differences could have a material impact on the combined company’s reported financial position and results of operations following the closing.

The forecasted financial information included in the Proxy Statement was not prepared with a view toward public disclosure, and such unaudited forecasted financial information was not prepared with a view toward compliance with published guidelines of any regulatory or professional body for the preparation or presentation of prospective financial information. Neither BDO USA, P.C. (USAR’s independent accountants), nor any other independent accountants, have audited, reviewed, compiled nor applied agreed upon procedures, examined or performed any procedures with respect to the forecasted financial information contained in the Proxy Statement, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, USAR’s and SVRE’s forecasted financial information. The reports of such independent accountants included or incorporated by reference in the Proxy Statement, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in the Proxy Statement and should not be read to do so. The forecasted financial information included in the Proxy Statement speaks only as of the date on which such information was prepared, and USAR does not undertake any obligation, other than as required by applicable law, to update the forecasted financial information included herein to reflect events or circumstances after the date the forecasted financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

SVRE is, and the combined company will be, subject to extensive environmental, health and safety laws and regulations.

SVRE’s operations are subject to extensive Brazilian federal, state and local laws and regulations governing environmental, health and safety matters, including regarding the permitting, operation, monitoring, closure, reclamation and remediation of mining sites. Any failure to comply fully with all applicable laws, regulations and permits could subject the combined company to administrative, civil or criminal fines or penalties, directives suspending or limiting operations or the imposition of other compliance measures or sanctions, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects.

Governmental authorities have in the past undertaken, and may in the future undertake, investigations or enforcement actions with respect to SVRE’s operations, or the operations of the combined company after the SVRE Merger, which could result in fines, revocation of environmental licenses and permits or suspension of SVRE’s activities, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects. The proposed merger may attract additional regulatory attention to SVRE’s operations. Any perception by regulators or the public that the combined company is not adequately addressing environmental and social issues at the site could result in heightened scrutiny, additional conditions on operating permits, delays in obtaining new authorizations required for planned expansion activities or adverse publicity. Furthermore, any existing enforcement proceedings and outstanding compliance obligations of SVRE will become obligations of the combined company following the closing of the SVRE Merger, and the combined company will be responsible for all related fines, penalties, remediation costs, and any resulting litigation or claims.

The opinion of USAR’s financial advisor will not reflect changes in circumstances that may occur or that may have occurred between the signing of the Merger Agreement and the closing of the SVRE Merger.

On April 19, 2026, Moelis & Company LLC (“Moelis”) delivered its oral opinion to the Board, which was subsequently confirmed by delivery of Moelis’ written opinion, dated April 19, 2026, to the effect that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the consideration to be paid by USAR in the SVRE Merger was fair from a financial point of view to USAR.

However, USAR has not obtained any updated opinion from its financial advisor as of the date of this filing and does not expect to receive updated, revised or reaffirmed opinions prior to the consummation of the SVRE Merger. Changes in the operations and prospects of USAR or SVRE, general market and economic conditions and other factors that may be beyond the control of USAR, and on which the financial advisor’s opinion were based, may significantly alter the value of USAR or SVRE or the value of their respective equity by the time the merger is completed, and thus the fairness of the merger consideration, from a financial point of view, to USAR. However, the opinion does not speak as of the time the SVRE Merger will be completed or as of any date other than the date of such opinion. As a result, the opinion does not and will not address the fairness, from a financial point of view, of the merger consideration to be paid by us in the SVRE Merger pursuant to the Merger Agreement at the time the SVRE Merger is completed or at any time other than the date when the opinion was rendered.

USAR may waive one or more of the conditions to completion of the SVRE Merger without re-soliciting shareholder approval.

USAR may, subject to applicable law, determine to waive, in whole or part, one or more of the conditions to completion of the SVRE Merger prior to consummating the SVRE Merger. Any determination whether to waive any conditions, or to re-solicit shareholder approval to amend or supplement the Proxy Statement as a result of such a waiver, will be made by USAR at the time of such waiver based on the facts and circumstances as they exist at that time.

The market price of Common Stock may continue to fluctuate after the SVRE Merger.

The market price of Common Stock may fluctuate significantly following completion of the SVRE Merger and holders of Common Stock could lose some or all of the value of their investment in such shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, our Common Stock, regardless of USAR’s actual operating performance.

Risks relating to SVRE

SVRE faces physical climate risks, including extreme weather events and rising temperatures, that could disrupt operations at the Pela Ema mine and processing plant in Brazil and materially adversely affect the combined company’s business and results of operations.

SVRE’s mining and processing operations at the Pela Ema mine in Goiás, Brazil are exposed to significant physical climate risks, including extreme weather events such as floods, droughts, and rising temperatures that threaten operational continuity, supply chain integrity, and employee health and safety. Events such as fire, explosion, flood, or extreme weather can cause significant damage to SVRE’s mine facilities, processing equipment, and infrastructure at the Pela Ema mine, resulting in disruptions to operations, energy inefficiencies, and delays to critical logistics and transportation networks. In addition, transition risks arising from regulatory shifts, including the implementation of Brazil’s carbon trading system, could increase operational costs and necessitate substantial investment in new technologies and processes to achieve compliance. If any of these climate-related risks materialize, they could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE’s inability to meet product quality specifications, including radionuclide requirements, could limit its market opportunities and materially adversely affect the combined company’s revenue.

SVRE’s ability to sell its rare earth products may depend on meeting stringent product quality specifications, including requirements related to radionuclide content and other impurities. Failure to consistently meet these specifications could result in reduced product quality, inability to satisfy customer requirements, lower demand, financial consequences, and limited sales options. If SVRE is unable to achieve and maintain the requisite product quality, it could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Exchange rate volatility, inflation in Brazil, changes in Brazilian tax laws, and financial reporting risks could materially adversely affect the combined company’s financial condition and results of operations.

SVRE’s cash flows are subject to exchange rate volatility because product prices are predominantly indexed to the U.S. dollar while a significant portion of operating costs are denominated in Brazilian Reals. Unfavorable movements in the BRL/USD exchange rate could significantly impact profitability. The Brazilian currency has historically been subject to significant exchange rate fluctuations in relation to the US dollar and other currencies and has been devalued from time to time over the past decades. These exchange rate movements have been attributable to economic conditions in Brazil, Brazilian governmental policies and actions, developments in global foreign exchange markets and other factors.

In addition, unanticipated changes in Brazilian tax laws could increase the combined company’s tax burden, and inflation in Brazil could increase the cost of labor, energy, and other inputs. Brazil has historically faced high rates of inflation. Such inflation combined with certain measures taken by the Brazilian government in an attempt to curb inflation have, historically, adversely affected the Brazilian economy. Financial reporting and accounting risks, including inaccuracies in asset valuation and inventory errors, could further impact financial results. These financial risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Interventions by the Brazilian government in the local economy could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The Brazilian government has from time to time intervened in the Brazilian economy by changing monetary, tax, credit and tariff policies to influence the course of the Brazilian economy. Government actions to control inflation and implement other policies can include monetary and fiscal policies, wage and price freezing, exchange rate policies, capital controls and import restrictions. Any of these changes could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Brazilian law permits the Brazilian government to impose temporary restrictions on conversions of Brazilian currency into foreign currencies and on remittances to foreign investors of proceeds from their investments in Brazil, whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to expect a pending serious imbalance. Although no such restrictions are currently in place, Brazilian banks may also impose similar restrictions on conversions and remittances. Any imposition of restrictions on conversions and remittances could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Supply chain disruptions and logistics constraints could delay product delivery and disrupt SVRE’s access to essential materials, materially adversely affecting the combined company’s operations.

SVRE’s operations depend on reliable supply chains and logistics infrastructure for both the delivery of finished products to customers and the receipt of essential inputs including diesel, electricity, water, reagents, and equipment. Product delivery may be disrupted or delayed due to road, storage, and port infrastructure constraints, customs clearance issues, port congestion, carrier and container availability, and increasing insurance costs. Political, economic, climate, or social factors, such as the ongoing conflict in the Middle East, can lead to disruptions affecting the availability and cost of essential materials and equipment. These supply chain and logistics risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Delays in obtaining or renewing permits and licenses, and regulatory investigations or penalties, could slow SVRE’s production and materially adversely affect the combined company’s business.

SVRE’s mining and processing operations require numerous permits and licenses from Brazilian federal, state, and municipal authorities. Delays in obtaining or renewing necessary permits or licenses can slow production or delay improvement and expansion projects. The Brazilian mining regulatory regime requires ongoing compliance with environmental, safety, and operational standards, and any failure to maintain compliance could result in lawsuits, regulatory investigations, substantial penalties, or suspension of operations. These permitting, licensing, and regulatory risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Changes in royalty rates or the imposition of new royalties at the federal, state, or municipal level in Brazil could reduce SVRE’s cash flows and materially adversely affect the combined company’s financial condition.

SVRE’s operations are subject to Federal royalties over mining products in Brazil, and any changes to current royalty rates or the approval of new royalties at the state or municipal level could result in significant cash flow reductions. In addition, SVRE is party to two Royalty Agreements with affiliates of Orion Mine Finance pursuant to which Orion holds a perpetual royalty interest at a royalty rate of 5.25% (in the aggregate) in respect of all products extracted and recovered from the SVRE rare earths projects located in Brazil. Any increase in governmental royalty rates, combined with existing contractual royalty obligations, could significantly reduce the profitability of SVRE’s operations and have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE’s inability to attract, retain and develop skilled employees during its operational ramp-up could disrupt operations and materially adversely affect the combined company’s business.

SVRE’s operations require a skilled workforce in a remote area of central Brazil, and SVRE faces significant risks related to the shortage of skilled labor necessary for efficient operations, the failure to attract and retain high-caliber employees during the ramp-up of the Pela Ema mine and processing plant, and non-compliance with fair employment practices, diversity and non-discrimination requirements, and laws pertaining to freedom of association and collective bargaining. SVRE anticipates hiring a significant number of additional full-time employees as part of its ramp-up to full Phase I capacity, and there can be no assurance that SVRE will be able to recruit and retain the personnel needed to operate the Pela Ema facility at the planned scale. Competition for experienced mining and processing personnel, labor market dynamics in the region, and the specialized nature of rare earth operations may make it difficult to attract qualified candidates. Any failure to build and maintain a skilled workforce could result in operational inefficiencies, increased costs, safety incidents, and delays to the ramp-up and expansion of operations, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

In addition, various federal labor laws govern SVRE’s relationships with its employees. SVRE’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of employees, including lawsuits alleging violations of federal law governing workplace and employment matters such as various forms of discrimination, wrongful termination, harassment and similar matters. Brazil has specialized courts for labor disputes, which have jurisdiction over any disputes involving a company and their employees. Brazilian labor courts have historically tended to favor employees, which serves as an incentive for terminated employees to bring actions in the labor courts.

Risks associated with community relations could result in a loss of SVRE’s social license to operate, protests, operational disruptions, and project delays that could materially adversely affect the combined company’s business.

SVRE’s operations at the Pela Ema mine depend on maintaining positive relationships with local communities in the municipality of Minaçu and surrounding areas. Risks associated with community relations include protests, unrest, strikes, loss of community support, legal action, operational disruption, project delays, and the need for damage compensation. There are also risks related to land use disputes, unplanned environmental impacts, and impairment or destruction of cultural heritage. The presence of a large number of employees in local areas, coupled with an influx of job seekers and expectations of economic and social benefits, could negatively affect the health, social peace, and cohesion of neighboring communities, potentially leading to social unrest and a loss of the social license to operate. Any significant deterioration in community relations could result in regulatory action, legal proceedings, and delays to ongoing and planned projects, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Delays in flowsheet optimization, debottlenecking, and Phase II expansion could increase project costs and timelines, and materially adversely affect the combined company’s business and results of operations.

SVRE is currently implementing a flowsheet optimization and capacity increase project at the Pela Ema facility, which is critical to achieving the production volumes and cost profile necessary for commercial operations. The technological complexity of the debottlenecking process, potential delays or errors in engineering, and unforeseen events such as inclement weather, labor disputes, or supply chain disruptions may lead to delays in construction and commissioning, impacting the project timeline, budget, and overall plant ramp-up. In addition, the potential for a Phase II expansion is subject to risks related to economics, geology, design, engineering, and the successful implementation of lessons learned from Phase I. Delays in Phase II development could result in increased project costs, prolonged development timelines, and potential operational inefficiencies. The failure to complete the debottlenecking and optimization project on time and on budget not proceeding with a Phase II expansion, or delays to Phase II planning and execution, could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Uncertainty regarding the terms and stability of SVRE’s offtake arrangements could result in unstable revenue streams and materially adversely affect the combined company’s financial condition.

SVRE’s revenue is dependent on the terms and performance of its offtake arrangements, including the Offtake Agreement pursuant to which 100% of Phase I production of the four magnetic rare earth elements is allocated on a take-or-pay basis. The ability to convert other offtake arrangements into favorable long-term firm commitments, and the stability of such commitments over time, are subject to risks including shifts in demand, contract renegotiations, and changes in the commercial or regulatory landscape. Geopolitical pressures, as well as other trade limitations, may also impact SVRE’s ability to negotiate favorable terms. Any delays or unfavorable conditions in the conversion of offtake agreements, or the failure of counterparties to perform under existing agreements, could result in unstable revenue streams and increased vulnerability to demand fluctuations, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Fluctuations in rare earth market demand and prices, and limited demand for SVRE’s products, could materially adversely affect the combined company’s revenue and profitability.

The revenue and profitability of SVRE’s operations are dependent upon the market prices of rare earth elements, which are subject to significant volatility. Factors such as increased supply, the development of rare earth substitutes, accelerated recycling, and tailings reprocessing advancements, could contribute to volatile and unpredictable prices, impacting revenues and profitability. While the Offtake Agreement includes guaranteed minimum floor prices for certain rare earth products, which are expected to mitigate certain price risks, there can be no assurance that these protections will be sufficient to offset sustained declines in market demand or prices for rare earth products generally. In addition, the limited availability of separation capacity outside of China, coupled with existing sales volumes and product specification constraints, may limit SVRE’s ability to establish new commercial alliances, raise funding, and sell to alternative offtakers at market prices. These market and demand risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Product delivery disruptions due to logistics constraints, customs clearance issues, and sales readiness deficiencies could delay revenue generation and materially adversely affect the combined company’s operations.

SVRE’s ability to generate revenue depends on the timely delivery of its products to customers. Product delivery may be disrupted or delayed by road, storage, and port infrastructure constraints, customs clearance issues, port congestion, carrier and container availability, increasing insurance costs, lack of sales team competency, adverse weather events or geopolitical tensions affecting the logistics sector. In addition, the logistics supply chain may be affected by damage to infrastructure and reduced transported volumes. Any significant disruption to SVRE’s sales readiness and product delivery capabilities could delay revenue generation and have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE may face significant risks in pursuing downstream integration opportunities, which could increase costs and divert resources without achieving the anticipated strategic benefits.

SVRE and the combined company may seek to extend operations beyond mining and mixed rare earth carbonate production into the midstream and downstream rare earth value chain, including separation, metallization, and permanent magnet production. Finding suitable and adequately priced downstream integration opportunities involves significant risks, including strategic misalignment with potential partners, unfavorable commercial terms, increased costs, and compliance challenges. Current operational performance, prevailing rare earth market prices, and cultural and technological differences between organizations may hinder integration efforts. Any failure to successfully identify, negotiate, and execute downstream integration opportunities could result in the diversion of management attention and resources without achieving the anticipated strategic or financial benefits, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Differences between planned and actual recovery and yield rates could reduce SVRE’s production volumes and revenues, and materially adversely affect the combined company’s results of operations.

SVRE’s production forecasts and financial projections are based in part on geological models, mineral resource and reserve estimates, and assumed recovery and yield rates. Actual recovery and yield rates may differ materially from planned levels due to inaccurate geological models, overestimated reserves, suboptimal extraction methods, equipment performance issues, or ineffective reagents. Imprecision in mineral resource and reserve estimates may lead to inaccuracies in project planning, potentially affecting the economic viability of mining operations. Any sustained shortfall in recovery or yield rates could result in lower production volumes, higher per-unit costs, and reduced revenues, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Higher than anticipated operating and maintenance costs, and risks related to SVRE’s dry-stack tailings management, could reduce margins, increase capital requirements, and materially adversely affect the combined company’s financial condition.

SVRE’s operations may be subject to higher than anticipated operating and maintenance costs, including excessive consumption of reagents, electricity, or diesel, additional capital expenditure requirements, and increased costs associated with the handling and transport of radioactive materials. Any such cost increases could put significant pressure on margins and cash flows, particularly during the ramp-up to commercial-scale production. In addition, SVRE’s use of a dry-stack tailings method, requires detailed design criteria and strict operational procedures, which, if not properly executed or maintained, could compromise the effectiveness of the waste management system and increase the likelihood of containment breaches or other failures. The materialization of any of these operational cost and tailings management risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Risks relating to USAR

Risks Related to Manufacturing and Production

The Stillwater Facility is under development and is not yet completed, we have not commenced commercial production and sales of neo magnets, and we have no history in commercial magnet-making operations and the lack of such commercial operations limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans.

We have not commenced commercial production of neo magnets at our magnet manufacturing facility located in Stillwater, Oklahoma (the “Stillwater Facility”), and we may not be able to secure the necessary feedstock, offtake, or equipment in order to economically produce neo magnets, including from our operations and rights related to Round Top Mountain and the Round Top Mountain heavy rare earth metals deposit (the “Round Top Project”, and together with the Stillwater Facility, our “Projects”). We have not realized any revenues to date from the sale of neo magnets, critical minerals or rare earth minerals, and our operating cash flow needs have been substantially financed through the incurrence of debt and equity raises and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance. Any profitability in the future from our magnet business will be dependent upon economical development of the Stillwater Facility and production of neo magnets, which is subject to numerous risk factors. Accordingly, we may not realize profits, including in the medium to long term. Additional expenditures are required to construct, complete and install additional neo magnet production equipment and our neo magnet production capabilities might not be able to fully utilize the nameplate capacity of the equipment. In addition, we have no operating history upon which to base estimates of future operating costs and capital requirements in our magnet business. Actual operating costs and economic returns of any and all of our Projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected. In the near term, our development and growth depends on our ability to: (i) successfully produce magnets at the Stillwater Facility; (ii) secure one or more reliable sources of rare earth feedstock at prices that are acceptable and attractive to us; and (iii) secure one or more neo magnet customers that are willing and able to purchase our neo magnets at prices that are expected to be profitable for us. Delays in the completion of the Stillwater Facility or the Round Top Project could have a material adverse effect on our business, results of operations and financial condition.

The Round Top Project is at the exploration stage and we have not commenced construction or commission of the mine nor related facilities, and the development of the Round Top Project into a producing mine is subject to a variety of risks, any number of which may cause the development of the Round Top Project into a producing mine to not occur, be delayed, or not result in the commercial extraction of minerals.

We do not have declared mineral resources as defined under Item 1300 of Regulation S-K and have not yet begun to extract minerals at commercial scale from the Round Top Project. The Round Top Project might not be able to be commercially mined and our ongoing exploration programs may not result in the development of profitable commercial mining operations. Few properties or deposits that are explored are ultimately developed into producing mines. Major expenses will be required to complete the Round Top Project. We may not be able to develop the Round Top Project into an operating mine and doing so may not result in the commercial extraction of mineral deposits. There are many factors that may result in the Round Top Project not reaching completion or production, including failure to obtain adequate funding, failure to successfully complete a pre-or a definitive feasibility study that the project could profitably produce rare earth minerals, failure to meet lease related timelines, failure to satisfy other operational risks regarding obtaining adequate power, water, expertise and human resources, failure to obtain and sustain the necessary permits for operations and other aspects of the business of operating the Round Top Project. We may never reach commercial or profitable production of rare earth minerals. Even if the Round Top Project is mined, we may not realize profits from our exploration or development activities in the short, medium, or long term. The actual risks that we will face in the future in connection with the Round Top Project are unknown at this time, but may include:

●	The preliminary and definitive feasibility studies, when delivered, may not support the economic viability of the Round Top Project moving forward, and the assumptions used in the studies to underpin the viability of the Round Top Project (including, but not limited to, the prices of critical minerals or rare earth minerals) may not remain accurate in the future.

●	We are in the process of developing a flow sheet with respect to the processing of rare earth minerals from our assets in the Round Top Project, but we may not be able to do so. If we are unable to develop a flow sheet that results in profitable production, our business and results of operations may be harmed.

●	An increase in the global supply of rare earth magnets or critical and rare earth minerals related products, dumping, predatory pricing and other tactics by our competitors or state actors may adversely affect our profitability.

●	When compared to many industrial and commercial operations, mining exploration and development projects are high risk and subject to uncertainties. Each mineral resource is unique and the nature of the mineralization, and the occurrence and grade of the minerals, as well as behavior of the mineral resource during mining, are unpredictable. Any mineral resource estimates may be materially different from mineral quantities we may recover, any life-of-mine estimates may prove inaccurate and market price fluctuations and changes in operating and capital costs may render mineral resources uneconomic to mine. Uncertainty and/or error in our estimates of minerals in the Round Top Project could result in lower-than-expected revenues and higher-than-expected costs.

●	The mining and production of rare earth and critical minerals and related products is a highly competitive industry in a high demand and growth environment and additional rare earth and critical mineral manufacturing, refining and mining competitors could result in a reduction in revenue.

●	The imposition of tariffs related to rare earths and other critical minerals and a resulting trade dispute could disrupt the market for our products.

●	The mining and production of rare earth and critical minerals and related products is a capital-intensive business that requires the commitment of substantial resources; if we do not have sufficient capital or resources to provide for such activities, it could negatively impact our business.

●	The performance of the Round Top Project will depend on its ability to reach favorable production rates for the separation of rare earths.

●	The revenue generated by the Round Top Project may be negatively impacted by possible competition from substitutions for critical and rare earth minerals.

●	Our continued growth depends on our ability to obtain commercial deployment of our mineral processing and purification technology, or the identification of third-party technologies or processes, and the ability of any such technology and/or processes to efficiently process and purify one or more feedstocks of mixed rare earth mineral concentrates.

●	Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated, and future development activities may not result in profitable mining, processing or production operations.

●	The Round Top Project has no operating history on which to base estimates of future operating costs and capital requirements. Before operations commence, any projections we may produce are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, our actual operating results may differ materially from any forecasted results.

●	Our resource estimates, if any, may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates, if any, are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

●	We face opposition from organizations that oppose mining which may disrupt or delay our Round Top Project.

●	We will be required to obtain and sustain governmental permits and approvals to develop and operate the Round Top Project, a process which is often costly, time-consuming and somewhat uncertain as to outcome. These permits may include permits related to disposal of radioactive mineral waste, which will depend on how we conduct our processing operations in the future as well as what thresholds (regarding whether a permit is required or not) are set by the government at that point in time. Failure to obtain or retain any necessary permits or approvals for our planned operations may negatively impact our business.

●	Our mining rights are held by one of our subsidiaries, which as of December 31, 2025, is owned approximately 81.3% by us and approximately 18.7% by a minority member of the applicable subsidiary. If the minority member does not meet its capital contribution requirements, then we would need to raise additional funds to cover the minority member’s shortfall in connection with the Round Top Project in exchange for additional equity in the subsidiary. Additionally, if the value of the equity of the minority member increases then the rate of dilution of the minority member’s equity in the subsidiary will decrease. Further, our interests may not align at all times with such minority member and divergence of interests may negatively impact our business.

●	A third-party has obtained prospecting permits from the Texas General Land Office (“GLO”) for land in close proximity to our Round Top Project, including land for which we have an active surface lease. There is a possibility for the third-party to convert such prospecting permits into mineral leases and, if converted, such mineral leases would potentially impact our ability to conduct our operations as currently planned.

●	Land reclamation and mine closure may be burdensome and costly.

●	Because of the dangers involved in the mining of minerals, there is a risk that we may incur liability or damages as we conduct our business.

●	We and our management do not have experience operating a mine and may not have a complete or accurate understanding of the risks we may face in the future related to the Round Top Project.

We may experience time delays, unforeseen expenses, increased capital costs, and other complications in operating our business that could delay the start of revenue-generating activities and increased revenues, and increase our development costs.

The production of neo magnets and strip-cast and alloy manufacturing and mineral exploration and mining by their nature involve significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, occupational hazards, leaks, ruptures, explosions, chemical spills, seismic or other natural events, fires, flooding, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting mineralization or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents, incidents, or conditions resulting from mining or manufacturing activities, including, among others, blasting and the transport, storage and handling of hazardous materials. In particular, the production of strip-cast and alloys and neo magnets involves the use of heavy equipment and operations at high temperatures. These operations can be dangerous and safety incidents in these operations may cause damage to and loss of equipment, injury or death, monetary losses and potential legal liabilities. Any such incidents could have a material adverse effect on our business, operating results and financial condition. Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant production or mining operating procedures and activities, which could reduce or halt production or mining until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the relevant environmental authorities have issued and may issue administrative directives and compliance notices in the future, to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or to complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties. As a result, the occurrence of any of these events may have a material adverse effect on our business, results of operations and financial condition.

Our research and development programs may not succeed in achieving their technological objectives, which could impair our ability to establish commercially viable extraction, separation, and magnet manufacturing operations.

Our business model and long-term commercial success depend heavily on the successful outcome of our research and development activities across three distinct programs: (i) our Colorado Facility, focused on developing proprietary extraction and separation technologies (the “Colorado Facility”); (ii) our in-house Innovations Lab and R&D Program at the Stillwater Facility, focused on developing the intellectual property, technologies, and processes for manufacturing of sintered neodymium-iron-boron (“NdFeB”) permanent magnets; and (iii) our research and development enhancements to our metal-making operations at Less Common Metals Ltd. (“Less Common Metals”). There is no assurance that any of these programs will yield commercially viable, scalable results. The Colorado Facility is a development and demonstration facility, not a commercial production facility, and the technologies developed there may prove insufficient or prohibitively costly to scale. Similarly, our Innovations Lab may fail to develop magnet formulations and processes that are competitive in performance and cost, or that satisfy the exacting qualification requirements of defense and commercial customers. Finally, our research and developments enhancements at Less Common Metals may not result in commercially scalable processes and products. If our research and development programs fail to achieve their objectives, or if successful results cannot be translated into scalable commercial processes in a timely manner, our business, results of operations, and financial condition could be materially and adversely affected.

Until our Round Top Project is capable of satisfying our feedstock needs, if ever, our business is subject to the availability of rare earth oxide and metal feedstock, in quantities and prices that allow us to develop and commercially operate our Stillwater Facility and provide cost-effective feedstock to Less Common Metals.

Our Round Top Project is in its exploration stage and is not currently able to satisfy the feedstock needs necessary for the development and commercial operation of our Stillwater Facility and may never be able to do so. Unless and until our Round Top Project is capable of satisfying our feedstock needs, we will be required to enter into feedstock supply agreements with third-parties. We are in the process of pursuing feedstock supply and offtake arrangements with potential counterparties in an effort to provide adequate sources of feedstock for the purchase of all or substantially all of our production from our Stillwater Facility, once operational, on terms favorable to us. If we are unable to secure supply agreements that ensure that all of our feedstock needs are met, we may not achieve our goals. If this happens, our results of operations and financial condition could be materially and adversely affected.

The production of neo magnets and manufacturing of strip-cast and alloy are capital-intensive and require the commitment of substantial resources; if we do not have sufficient capital or other resources necessary to provide for such production and manufacturing, it could negatively impact our business.

Neo magnet production, and strip-cast and alloy manufacturing, requires large amounts of capital. We expect to materially increase our capital expenditures and working capital requirements to begin commercial production of neo magnets, as well as support the growth of our business and operations. To support this growth, we will need to raise additional capital (debt or equity) from time-to-time to complete or fund our long-term strategic goals. Our long-term strategic goals are based on, among other things, expectations as to capital expenditures, and if we are unable to fund those long-term capital expenditures or the level of necessary capital expenditures increases above our current expectations, we will not achieve the long-term targets set forth in our strategic goals or be able to develop currently contemplated or future capital projects or be able to continue production at cost-effective levels. Furthermore, any such reduction in long-term capital expenditures may cause us to forego some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project once delayed, which may adversely affect our results of operations or financial condition.

We will need to manufacture our products to exacting specifications in order to provide customers with a consistently high-quality product. An inability to meet customer specifications would negatively impact our business.

We need to manufacture our products to meet customer needs and specifications. An inability to perfect the relevant production process to the level necessary in order to meet customer specifications may have a material adverse effect on our financial condition or results of operations. In addition, customer needs and specifications may change over time. Any delay or failure in developing processes to meet changing customer needs and specifications may have a material adverse effect on our financial condition or results of operations.

We may be adversely affected by fluctuations in demand for, and prices of, our products.

Because our revenue is, and will for the foreseeable future be, derived from the production and sale of our products, changes in demand for, and the market price of, and taxes and other tariffs and fees imposed upon such products and their inputs could significantly affect our profitability. Our financial results may be significantly adversely affected by declines in the prices of our products. Prices for our products may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, taxes, tariffs, inflation or deflation, currency fluctuations, shipping and other transportation and logistics costs, global and regional supply and demand, potential industry trends, such as competitor consolidation or other integration methodologies, and the political and economic conditions of countries that produce and procure our products. Furthermore, supply side factors have a significant influence on price volatility for critical and rare earth minerals, necessary feedstock, and prices. Supply of rare earth minerals, necessary feedstock, and neo magnets is currently dominated by Chinese producers. The Chinese Central Government regulates production via quotas and environmental standards and has changed, and may continue to change, such production quotas and environmental standards. Periods of over supply or speculative trading of critical and rare earth minerals can lead to significant fluctuations in the market price.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to critical and rare earth minerals supply and demand and ultimately to the broader markets. Some periods of high critical and rare earth mineral market prices generally are beneficial to our financial performance if we are producing rare earth minerals. If magnet prices rise in concert with such higher mineral prices, strong critical and rare earth mineral prices will also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for our products or increase our third-party feedstock costs, and at the same time may incentivize development of competing mining and manufacturing operations.

Additionally, because we are currently dependent on third parties for feedstock, changes in the demand for, the market price of, or taxes, tariffs, or other fees imposed on such feedstock may affect our ability to acquire our supply needs at an economical price. Changes in the price of feedstock could materially and adversely affect our operations and ultimate financial results.

Risks Related to Business Operations

Since our inception, we have generated negative operating cash flows and we may experience negative cash flow from operations in the future. We may not be successful in achieving profitability.

We are an early-stage company with a limited operating history. Since our inception, we have generated negative operating cash flows and we may experience negative cash flow from operations in the future. We incurred a net loss of $298.5 million for the year ended December 31, 2025 and had an accumulated deficit of $387.4 million as of December 31, 2025. Our 2025 revenues were derived solely from our Less Common Metals business for a portion of the year following the Less Common Metals acquisition (“LCM Acquisition”), and we have not yet generated revenues from our Stillwater Facility or mineral production from the Round Top Project. We expect to sustain substantial operating expenses without generating sufficient revenues to cover those expenditures for the foreseeable future. Our future operations and strategic plans may be dependent upon the identification and successful completion of equity or debt financings. We may not be successful in completing equity or debt financings or in achieving profitability.

We may not be able to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our neo magnets and other products into definitive contracts, which may have a negative effect on our business.

We do not currently have any contractually committed customers for the planned output and delivery of neo magnets. We have commissioned and are producing under Phase 1a and are in the process of commissioning Phase 1b at our Stillwater Facility. The success of our business depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We do not currently have any revenue or definitive off-take or sales agreements with customers in place in our magnet business. Although we are in periodic discussions with potential customers regarding potential offtake agreements, there is no assurance that the parties will be able to reach an agreement or that we will be able to produce and deliver the required neo magnets in accordance with the customer’s required specifications and timing requirements. If we are unable to negotiate, finalize and maintain such agreements and satisfy the conditions thereto in order to enter into definitive agreements, or are only able to do so on terms that are unfavorable to us, we will not be able to generate any revenue, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that our products will be delivered to certain customers on an early trial deployment basis for customer evaluation. If our targeted customers do not commit to making meaningful orders, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and other remedies for late delivery or performance problems. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

Prior to reaching expected production rates at the Stillwater Facility, we intend to enter into short-and long-term sales contracts with new customers. However, there can be no assurance that these customers will enter into sales contracts for our products. Even if we do enter into offtake and/or sales agreements, we may fail to deliver the product required by such agreements or may experience production costs in excess of the fixed price to be paid to us under such agreements. The failure to enter into such contracts may have a material adverse effect on our financial position and results of operations.

The amount of capital required for completion and build-out of our Projects may increase materially from our current estimates, and we expect to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until we generate significant revenue from our operations, we will continue to incur operating and investing net cash outflows associated with, but not limited to, the build out and growth of our Stillwater Facility and expansion generally of our footprint, maintaining and acquiring properties, undertaking ongoing activities and the funding obligations to develop the assets of our Projects. We will require additional capital to fund our ongoing operations, complete our Stillwater Facility, and - in connection with our Round Top Project - explore and define rare earth mineralization and establish any future mining or rare earth manufacturing operations. Such additional funding may not be available to us on satisfactory terms, or at all.

In order to finance our future ongoing operations and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

●	adverse economic conditions, including inflationary factors and recessionary fears;

●	adverse general capital market conditions, including rising interest rates;

●	poor performance and health of the neo magnets industry in general;

●	bankruptcy or financial distress of neo magnet companies or marketers;

●	significant decrease in the demand for neo magnets; or

●	adverse regulatory actions that affect our exploration and construction plans or the use of our current and planned products generally.

If additional capital is not available in sufficient amounts or on a timely basis, we will experience liquidity problems, and we could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of our outstanding common and preferred shares.

A power or other utility disruption or shortage at our Projects could temporarily delay operations and increase costs, which may negatively impact our business.

Our facilities currently rely on electricity and other utilities each provided by a single utility company in West Texas and North-Central Oklahoma, respectively. Instability in electrical or other utility supply for those utility companies or in other utilities relied upon by Less Common Metals could cause sporadic outages and brownouts. Any such outages or brownouts could have a negative impact on our production. As a result, our revenue could be adversely impacted and our relationships with our customers could suffer, adversely impacting our ability to generate future revenue and otherwise perform our contractual obligations. In addition, if power to any of our Projects is disrupted during certain phases of our production processes, we may incur significant expenses that may adversely affect our business.

Risks Related to Acquisitions and Strategic Transactions

We are or may be subject to risks associated with acquisitions and strategic transactions.

As part of our ongoing business strategy, we regularly evaluate potential acquisition opportunities in the ordinary course of business as well as other types of strategic transactions. We may, from time to time, engage in discussions and negotiations with potential acquisition targets, partners or others, and we may enter into letters of intent, term sheets, or other non-binding or binding preliminary agreements with respect to potential acquisitions or other strategic transactions. These discussions and negotiations could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by a third party and increased expenses.

Any particular acquisition or other strategic opportunity we pursue may be material to our business, financial condition, results of operations, and cash flows. Acquisitions, if consummated, may be structured in a variety of ways and may be funded through cash on hand, borrowings, the issuance of equity or equity-linked securities (including shares of our Common Stock), or a combination thereof. The consideration paid in any acquisition may include cash, stock, assumption of liabilities, earnout arrangements, or other forms of consideration, or any combination of the foregoing.

In addition, we may acquire additional assets, products, technologies or businesses, which may require shareholder approval and approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs. Failure to obtain necessary approval may derail our business strategy. For example, our recent LCM Acquisition required approval from the U.K. Secretary of State under the National Security and Investment Act 2021 and the SVRE Merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

We cannot provide any assurance that any discussions, negotiations, or letters of intent will result in a definitive agreement or that any proposed transaction will be consummated on the terms contemplated, or at all. Further, future acquisitions and the subsequent integration of new assets and businesses into us may require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the expected financial results and may require additional investments in the acquired business after closing. Acquisitions could result in the use of substantial amounts of cash, the incurrence of substantial indebtedness, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Risks Related to the Expected U.S. Government Transaction

The Expected U.S. Government Transaction is expected to be funded in phases over time and is subject to our achieving milestones, and there can be no assurance that such milestones will be achieved on the expected timeline or at all.

On January 26, 2026, we announced that we had entered into a non-binding letter of intent (the “Letter of Intent”) with the U.S. Department of Commerce covering total potential funding of approximately $1.6 billion, including $277.0 million in direct funding awards under the CHIPS Act, and $1.3 billion in senior secured debt with a 15-year term with an expected rate of Treasury plus 150 basis points (“bps”) (collectively, the “Expected U.S. Government Transaction”). The Letter of Intent for the Expected U.S. Government Transaction provides, and the definitive agreements for such collaboration will provide for the grant and debt financing from the government to reimburse us for capital expenditures incurred to be released to us in phases over time subject to our achievement of specified business milestones related to the development of the Round Top Project, the development and expansion of processing and separation facilities, the development and expansion of metal making and strip casting facilities, and the development and expansion of our magnet manufacturing capacity.

To meet the milestones to obtain funding awards and debt financing under the Expected U.S. Government Transaction, and to execute on our current business plan, including the acquisition of SVRE and the expansion of facilities for our operations, we will be required to raise a significant amount of capital during 2026 and 2027 and establish a $250.0 million revolving credit facility by December 31, 2026. There can be no assurance that such milestones will be achieved on the expected timeline, or at all. If we are unable to meet such milestones, the corresponding funding will not be released to us. Our satisfaction of any given milestone, and receipt of the associated funding, does not guarantee that we will be able to meet any subsequent milestones. Further, our satisfaction of one or more milestones for one project, does not guarantee that we will be able to meet any milestones for the other projects. Construction, development, and expansion of our planned facilities and projects are subject to risks of delays, cost overruns, supply chain disruptions, labor availability constraints, permitting challenges, and other execution risks, which could increase required capital, delay milestone achievement, and adversely affect our financial condition and project economics.

If we do not receive the financing contemplated by the Expected U.S. Government Transaction, or any part of it, due to delays in meeting or failure to meet one or more milestones, our ability to fund our current operations and implement our business plan and strategy will be affected, and we may be required to reduce the scope of our operations and scale back our exploration, development and mining programs unless we are able to obtain alternative financing. Any curtailment of business operations would have a material negative effect on operating results and the value of our outstanding securities.

In addition, if we are unable to meet certain final milestones within two years of the target completion dates, any funding released to us prior to that date will be subject to clawback, which would adversely affect our liquidity, capital resources, and project economics.

While we may execute Definitive Agreements with the government and receive funding thereafter, there can be no assurances that the authorization and continued support for the transactions contemplated by the Definitive Agreements will not be modified, challenged or impaired in the future, which would have a material adverse effect on our business, prospects, financial condition and results of operation.

Given the heightened sensitivity and complexity of contracting with a government entity, particularly in a high profile industry implicating national security, there can be no assurances that terms of the Expected U.S. Government Transaction, including definitive documentation (the “Definitive Agreements”) once executed, will not be modified, challenged or impaired in the future, which could have a material adverse effect on our business, prospects, financial condition and results of operations. We believe there are multiple factors that may contribute to this uncertainty, including, but not limited to, the interpretation of current and future, and enactment of future, federal and international laws, regulations, administrative actions and rulings, and interpretations and changes to interpretations thereof, whether by a court or within the legislative or executive branches of the federal government; our ability to comply with any conditions or other requirements imposed by such laws, regulations, actions and rulings, and changes thereto; a determination by the legislative, judicial, or executive branches of the federal government that any aspect of Expected U.S. Government Transaction, or the related Definitive Agreements, was unauthorized, void, or voidable; future changes in federal administration and related executive and legislative priorities; the continued availability of Congressional appropriations and Department of Commerce funding; geopolitical developments; and the legal and strategic challenges associated with enforcing the obligations of and seeking performance from a government counterparty, especially in conjunction with the unique defenses and remedies available to the federal government. Furthermore, while the Department of Commerce is expected to be contractually bound under the Definitive Agreements, if reached, for the Expected U.S. Government Transaction, no other agency, office or branch of the federal government has made any assurances or will have any obligations under the such Definitive Agreements to actively support, accede to or refrain from challenging, investigating or otherwise impeding the commitments and obligations of the parties to the Definitive Agreements, whether now or in the future. The Expected U.S. Government Transaction may also be challenged by other third parties and are subject to the risk of litigation, both the cost and result of which could materially adversely affect our business, prospects, financial condition and results of operations.

Future funding will be required to meet milestones. Our ability to raise additional equity or debt financing may be adversely affected by market conditions, interest rates, investor risk appetite, or macroeconomic factors beyond our control.

Our business plan requires significant additional capital, which may include equity and/or debt financing, beyond the Expected U.S. Government Transaction, and our ability to obtain such capital will depend on market conditions and our operating performance, and may result in higher costs of capital, increased leverage, or dilution to existing stockholders. To meet the milestones to obtain funding awards and debt financing to reimburse us for our capital expenditures incurred under the Expected U.S. Government Transaction, and to execute on our current business plan, including the acquisition of SVRE and the expansion of facilities for our operations, we will be required to raise a significant amount of capital during 2026 and 2027 and establish a $250.0 million revolving credit facility by December 31, 2026. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our Common Stock could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of Common Stock, the market price of our Common Stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. Interest on such debt would increase costs and negatively impact operating results. In addition, as the debt financing component of the Expected U.S. Government Transaction will be secured, issue secured debt, the government will have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. This may make it more difficult for us to raise additional debt financing on attractive terms, or at all.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

●	adverse economic conditions, including inflationary factors and recessionary fears;

●	adverse general capital market conditions, including rising interest rates;

●	poor performance and health of the metals and neo magnets industry in general;

●	bankruptcy or financial distress of metals or neo magnet companies or marketers;

●	significant decrease in the demand for metals or neo magnets; or

●	adverse regulatory actions that affect our exploration and construction plans or the use of our current and planned products generally.

Risks Related to our Securities

The issuance of additional shares of our Common Stock or equity-linked securities could result in significant dilution to our existing stockholders and adversely affect the market price of our Common Stock.

We have issued, and expect to continue to issue, shares of our Common Stock and equity-linked securities in connection with various transactions and financing activities. Any such issuances could result in significant dilution to the ownership interests, voting power, and earnings per share of our existing stockholders and have other significant consequences. In connection with the Expected U.S. Government Transaction, we expect to issue approximately 16.1 million shares of our Common Stock and warrants to purchase approximately 17.5 million additional shares. Further, we expect to require substantial additional capital to fund our operations and project development, and we may seek to raise such capital through the issuance of additional shares of Common Stock, preferred stock, warrants, convertible notes, or other equity or equity-linked securities.

If the TMRC Transaction is completed, we expect to issue approximately 3.82 million shares of our Common Stock as merger consideration. In connection with the SVRE Merger, we expect to issue 126,849,307 shares of Common Stock to SVRE securityholders. More broadly, we regularly evaluate potential acquisitions and other strategic transactions that may be funded, in whole or in part, through the issuance of shares of our Common Stock or other equity-linked securities.

In addition, certain of our outstanding securities, including our Series A Cumulative Convertible Preferred Stock and Preferred Investor Warrants, contain “full ratchet” anti-dilution provisions, which may result in a greater number of shares of our Common Stock being issued. The Certificate of Designation for our Series A Cumulative Convertible Preferred Stock and the Preferred Investor Warrants each contain “full ratchet” anti-dilution provisions applicable to the conversion price and exercise price, respectively, which may result in a greater number of shares of Common Stock being issued upon conversions or exercises in the case of the Series A Cumulative Convertible Preferred Stock and the Preferred Investor Warrants than if the conversions or exercises were effected at the conversion price or exercise price in effect currently.” The effect of any of the above described issuances or other transactions we may undertake could result in significant dilution to the ownership interests, voting power, and earnings per share of our existing stockholders as well as impair our ability to raise capital on favorable terms and adversely affect the market price of our Common Stock.